                                TABLE OF CONTENTS
                              SOUND FEDERAL BANCORP
                              MAMARONECK, NEW YORK


INTRODUCTION                                                                   1
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1.  OVERVIEW AND FINANCIAL ANALYSIS                                            4
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   GENERAL OVERVIEW                                                            4
   HISTORY                                                                     5
   STRATEGIC DIRECTION                                                         7
   BUSINESS STRATEGY                                                           8
   COMPETITION                                                                10
   BALANCE SHEET TRENDS                                                       12
   LOAN PORTFOLIO                                                             15
   SECURITIES                                                                 18
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                                 19
   ASSET QUALITY                                                              20
   FUNDING COMPOSITION                                                        23
   ASSET/LIABILITY MANAGEMENT                                                 25
   NET WORTH AND CAPITAL                                                      26
   INCOME AND EXPENSE TRENDS                                                  27
   SUBSIDIARIES                                                               32
   LEGAL PROCEEDINGS                                                          32


2.  MARKET AREA ANALYSIS                                                      33
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   MARKET AREA DEMOGRAPHICS                                                   33
   MARKET AREA DEPOSIT CHARACTERISTICS                                        39


3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS                                  45
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   INTRODUCTION                                                               45
   SELECTION SCREENS                                                          45
   SELECTION CRITERIA                                                         47


4.  MARKET VALUE DETERMINATION                                                51
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   INTRODUCTION                                                               51
   BALANCE SHEET STRENGTH                                                     52
   ASSET QUALITY                                                              55
   EARNINGS QUALITY, PREDICTABILITY AND GROWTH                                56
   MARKET AREA                                                                60


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

   MANAGEMENT                                                                 63
   DIVIDENDS                                                                  64
   LIQUIDITY OF THE ISSUE                                                     65
   RECENT REGULATORY MATTERS                                                  66
   MARKET FOR SEASONED THRIFT STOCKS                                          67
   ADJUSTMENTS TO VALUE                                                       72


5.  OTHER ADJUSTMENTS                                                         73
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   INTEREST RATE RISK                                                         73
   SECOND STEP CONVERSIONS                                                    74
   OFFERING SIZE                                                              78
   NEW YORK                                                                   79
   ADJUSTMENTS TO VALUE                                                       80


6.  VALUATION                                                                 81
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   VALUATION APPROACH                                                         81
   VALUATION CONCLUSION                                                       85











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

                                 LIST OF FIGURES
                              SOUND FEDERAL BANCORP
                              MAMARONECK, NEW YORK

Figure 1 - Current Branch List                                                 4
Figure 2 - Asset and Retained Earnings Chart                                  12
Figure 3 - Key Balance Sheet Data                                             13
Figure 4 - Key Ratios                                                         14
Figure 5 - Net Loans Receivable Chart                                         15
Figure 6 - Loan Mix as of June 30, 2002 Chart                                 16
Figure 7 - Loan Mix                                                           17
Figure 8 - Securities Chart                                                   18
Figure 9 - Investment Mix                                                     19
Figure 10 - Non-Performing Assets Chart                                       20
Figure 11 - Non-Performing Assets                                             21
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                22
Figure 13 - Deposit and Borrowing Trend Chart                                 23
Figure 14 - Deposit Mix                                                       24
Figure 15 - Net Portfolio Value                                               25
Figure 16 - Regulatory Capital Adequacy                                       26
Figure 17 - Net Income Chart                                                  27
Figure 18 - Average Yields and Costs                                          28
Figure 19 - Spread and Margin Chart                                           29
Figure 20 - Income Statement Trends                                           30
Figure 21 - Profitability Trend Chart                                         31
Figure 22 - Population Demographics                                           33
Figure 23 - Population Demographics                                           34
Figure 24 - Population Demographics                                           35
Figure 25 - Household Characteristics                                         36
Figure 26 - Household Characteristics                                         37
Figure 27 - Household Characteristics                                         38
Figure 28 - Mamaroneck Market Area                                            39
Figure 29 - Harrison Market Area                                              39
Figure 30 - Rye Brook (Port Chester) Market Area                              40
Figure 31 - Cos Cob Market Area                                               41
Figure 32 - New City Market Area                                              42
Figure 33 - Peekskill Market Area                                             42
Figure 34 - Yorktown Heights Market Area                                      43
Figure 35 - Mohegan Lake Market Area                                          43
Figure 36 - New Rochelle Market Area                                          44
Figure 37 - Baldwin Place Market Area                                         44
Figure 38 - Screening Results                                                 46
Figure 39 - Comparable Group                                                  46
Figure 40 - Key Financial Indicators                                          49
Figure 41 - Key Balance Sheet Data                                            52
Figure 42 - Balance Sheet Growth Data                                         53
Figure 43 - Capital Data                                                      54
Figure 44 - Asset Quality Table                                               55
Figure 45 - Net Income Chart                                                  57
Figure 46 - Profitability Data                                                58
Figure 47 - Income Statement Data                                             59
Figure 48 - County Demographic Data                                           61

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

Figure 49- Branch Performance By County                                       62
Figure 50 - Dividends Data                                                    64
Figure 51 - Market Capitalization Data                                        65
Figure 52 - SNL Thrift Index Chart                                            67
Figure 53 - Equity Indices                                                    68
Figure 54 - Historical Rates                                                  69
Figure 55 - Deals for Last Twenty Two Quarters                                70
Figure 56 - Deal Multiples                                                    71
Figure 57 - Interest Rate Risk Guidelines for OTS Thrifts                     73
Figure 58 - Second Step Trading Multiples                                     74
Figure 59 - Recent Second Step Conversions                                    75
Figure 60 - Standard Conversion Pro Forma Pricing Multiples                   76
Figure 61 - Recent Standard Conversion Performance                            77
Figure 62 - Industry Multiples By Market Capitalization                       78
Figure 63 - New York relative to the Industry                                 79
Figure 64 - Value Range Offering Data                                         82
Figure 65 - Value Range Offering Data                                         83
Figure 66 - Comparable Pricing Multiples to the Bank's Pro forma Midpoint 83 Figure 67 - comparable pricing Multiples to the Bank's Pro Forma
            SuperMaximum                                                      83
Figure 68 - Recent Second Step Conversion Trading Multiples to the Bank's
            Pro forma Midpoint                                                84
Figure 69 - Pending Second Step Conversion Trading Multiples to the Bank's
            Pro forma Midpoint                                                84
Figure 70 - Recent Standard Conversion Trading Multiples to the Bank's
            Pro forma Midpoint                                                84
Figure 71 - Details on the Estimated Valuation Range                          85













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

                                LIST OF EXHIBITS
                              SOUND FEDERAL BANCORP
                              MAMARONECK, NEW YORK

  EXHIBIT
-----------

        1   Profile of FinPro
        2   Consolidated Balance Sheets
        3   Consolidated Statements of Income
        4   Reconciliation of TFR Statement of Operations to Consolidated
            Statements of Income
        5   Consolidated Statements of Changes in Shareholder's Net Worth
        6   Consolidated Statements of Cash Flows
        7   Selected Data on All Public Thrifts
        8   Industry Multiples
        9   Recent Standard Conversions
       10   Second Step Conversions
       11   Appraisal Pro Forma June 30, 2002 - 12 Months Data
       12   Offering Circular Pro Forma March 31, 2002 - 12 Months Data
       13   Offering Circular Stub Pro Forma June 30, 2002 - 3 Months Data












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

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  1
================================================================================



INTRODUCTION

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") in connection with the conversion and reorganization of Sound Federal Bancorp (the "Bank") from the two-tier mutual holding company structure to the stock holding company structure (the "Conversion"). The Bank is currently a wholly owned subsidiary of Sound Federal Bancorp, a federal corporation (the "Mid-Tier"), which is the wholly owned subsidiary of Sound Federal Bancorp MHC (the "MHC"), both of which will be merged out of existence, and the Bank will become a wholly owned subsidiary of the Sound Federal Bancorp, Inc (the "Company"). The Bank is headquartered in Mamaroneck, New York and on June 30, 2002 had $651.5 million in assets, $544.6 million in deposits and $63.8 million in stockholders' equity. The Bank is a federally chartered savings association whose principal regulator is the Office of Thrift Supervision ("OTS"). All of the Bank's deposit accounts, up to the regulatory limits, are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 2002, the Bank maintained nine branch offices located in New York and Connecticut. In July 2002, Sound opened a tenth branch in Somers, NY.

This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Banks Converting from Mutual to Stock Form of Organization" of the OTS which have been adopted in practice by the FDIC, including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the unaudited financial statements of the Bank's and the Mid-Tier's (hereinafter, collectively referred to as the "Bank") operations for the nine month period ended June 30, 2000 and the Bank's audited financial statements for the twelve month period ended September 30, 1999. We have conducted due diligence analysis of the Bank and the Company and held due diligence related discussions with the Bank's management and board, KPMG LLP (the Bank's independent audit firm), Luse Gorman Pomerenk & Schick, P.C. (the Bank's special counsel), Keefe, Bruyette & Woods, Inc. (the Bank's marketing advisor). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  2
================================================================================


The Company is offering a minimum of 5,000,890 shares and a maximum of 6,765,910 shares of common stock (the "Conversion Stock") at $10.00 per share to persons with priority subscription rights in a subscription offering and to other members of the public in a community offering (the "Offerings"). These shares represent the MHC's ownership interest in the Mid-Tier Holding Company based on an independent appraisal, which may be increased by up to 15% without resolicitation. At the supermaximum, the company would offer 7,780,737 shares. The table below sets forth information regarding the sale of Conversion Stock in the Offerings.

The Company will issue a minimum of 3,499,110 shares, a maximum of 4,734,090 shares and a supermaximum of 5,444,263 shares of common stock (the "Exchange Shares") to the shareholders of the Mid-Tier Holding Company (other than the
MHC) in exchange for their Mid-Tier Holding Company common stock (the "Exchange"). The Company will not pay or receive any cash in the Exchange, except that cash will be paid in lieu of fractional shares. The number of Exchange Shares to be issued is dependent upon the amount of Conversion Stock sold, with an exchange ratio designed to provide the Mid-Tier Holding Company's shareholders (other than the MHC) with approximately the same percentage ownership interest in the Company that they have in the Mid-Tier holding Company.

The sum of the Conversion Stock and the Exchange Shares represent the total amount of Common Stock to be issued in the Conversion, which sum is a minimum of 8,500,123 shares and a maximum of 11,500,000 shares. If the independent appraisal were increased by 15%, the adjusted maximum amount of Conversion Stock, Exchange Shares and total shares would be increased to 7,780,737 shares and 5,444,263 shares 13,225,000 shares, respectively.

The Mid-Tier Holding Company common stock is currently quoted on the NASDAQ Stock Market under the symbol "SFFS." The Company has applied to the NASDAQ Stock Market under the same symbol upon completion of the Conversion.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  3
================================================================================


In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Reorganization on the Bank, operation and expected financial performance as they related to the Bank's estimated pro forma value.

OUR VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, TO BE A RECOMMENDATION OF ANY KIND AS THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION AND REORGANIZATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SHARES OF COMMON STOCK IN THE CONVERSION AND REORGANIZATION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. FINPRO IS NOT A SELLER OF SECURITIES WITHIN THE MEANING OF ANY FEDERAL OR STATE SECURITIES LAWS AND ANY REPORT PREPARED BY FINPRO SHALL NOT BE USED AS AN OFFER OR SOLICITATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITIES.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures, and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  4
================================================================================


1.  OVERVIEW AND FINANCIAL ANALYSIS

  -------------------------------------
             GENERAL OVERVIEW
  -------------------------------------

As of June 30, 2002, Sound Federal Bancorp had $651.5 million in total assets, $544.6 million in deposits, $437.4 million in net loans and $63.8 million in equity.

The following table shows the Bank's branch network as of August 31, 2002.

                         FIGURE 1 - CURRENT BRANCH LIST



                                 [GRAPH OMMITED]

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CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  5
================================================================================

  -------------------------------------
                 HISTORY
  -------------------------------------

A brief historical chronology of the Bank follows:

      1891 - Mamaroneck Co-operative Savings and Loan Association was incorporated on January 2nd.

      1895 - The Association moved to 111 Mamaroneck Avenue.

      1910 - The Association moved to 54 West Boston Post Road.

      1926 - The Association moved to 60 West Boston Post Road.

      1930 - The Association moved to 236 Mamaroneck Avenue.

      1935 - Mamaroneck Co-operative Savings and Loan Association was converted to a Federal Association under the name Mamaroneck Federal Savings and Loan Association.

      1939 - The Association moved to its new headquarters located at 142
             Mamaroneck Avenue.

      1952 - The Association took title to 300 Mamaroneck Avenue which was raised for the construction of a new building.

      1954 - A grand opening was held on November 20th, establishing the association's current headquarters.

      1961 - The Association opened its second branch on April 1st, at the corner of Oakland

             Avenue and Halstead Avenue in Harrison, New York.

      1969 - The Yorktown branch was opened.

      1970 - A special meeting of members was held to amend section 3 of the Bank's charter, converting the Association from a share institution to a deposit institution.

      1972 - The grand opening for the Bank's Rye Brook branch, 115 South Ridge
             Street was held on December 9th.

      1978 - At a special meeting, held October 13th, the members approved a change in the name of the Association to Sound Federal Savings and Loan Association.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  6
================================================================================


      1979 - A parcel of land adjacent to 300 Mamaroneck Avenue was purchased for the construction for a drive-up window that opened on January 12, 1980.

      1998 - The Cos Cob branch was opened in September.

             The New City branch was opened in December.

             The Bank issued an initial public offering on October 8th.

      2000 - Peekskill Financial Corporation was acquired.

      2001 - The New Rochelle branch was opened on December 5th.

      2002 - The Somers office in Baldwin Place, NY was opened in July.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  5
================================================================================


  -------------------------------------
           STRATEGIC DIRECTION
  -------------------------------------

Sound Federal Bancorp is a federal corporation that was organized in October 1998. Sound Federal Bancorp's principal asset is its investment in Sound Federal Savings. Sound Federal Bancorp is majority owned by Sound Federal, MHC, a federally-chartered mutual holding company. On October 8, 1998, Sound Federal Bancorp sold 2,299,508 shares of its common stock to the public, issued 2,810,510 shares of common stock to Sound Federal, MHC, and contributed 102,200 shares of common stock to the Sound Federal Savings and Loan Association Charitable Foundation. As of June 30, 2002, 1,967,782 shares of common stock were held by public stockholders other than Sound Federal, MHC. At June 30, 2002, Sound Federal Bancorp had total consolidated assets of $651.5 million, total deposits of $544.6 million, and total stockholders' equity of $63.8 million.

Sound Federal Savings is a federally chartered savings association headquartered in Mamaroneck, New York. Sound Federal Savings' deposits are insured by the Federal Deposit Insurance Corporation. Sound Federal Savings was organized as a New York chartered savings bank in 1891 and became a federally chartered savings association in 1934. In July 2000, Sound Federal Bancorp and Sound Federal Savings completed the acquisition of Peekskill Financial Corporation and its wholly owned subsidiary, First Federal Savings Bank. At June 30, 2002, Sound Federal Savings operated from nine locations in New York and Connecticut. In July 2002, the Bank opened its tenth branch location in Somers, New York.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  8
================================================================================


  -------------------------------------
             BUSINESS STRATEGY
  -------------------------------------

The Bank's business strategy is designed to continue its profitable operations consistent with safety and soundness guidelines and principles. The strategies Sound Federal Savings employ to achieve its objective are (i) operating a community-oriented financial institution that provides quality service by monitoring the needs of its customers and offering customers personalized services; (ii) emphasizing one-to-four family residential real estate lending;
(iii) maintaining appropriate levels of liquid investments and adjustable-rate securities; (iv) maintaining asset quality; and (v) expanding its market presence.

COMMUNITY ORIENTED INSTITUTION. The Bank was established in Mamaroneck, New York in 1891 and has been operating continuously since that time. The Bank has been, and continues to be, committed to meeting the financial needs of the communities in which it operates and the Bank is dedicated to providing quality service to its customers. The Bank believes that it can be more effective than many of its competitors in serving their communities because of their ability to promptly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of senior management.

EMPHASIS ON RESIDENTIAL REAL ESTATE LENDING. The Bank has emphasized the origination of one-to-four family residential loans within Westchester and Rockland Counties in New York and Fairfield County in Connecticut. As of June 30, 2002, approximately $351.5 million, or 80.2% of its loan portfolio consisted of one-to-four family mortgage loans. The Bank has historically emphasized the origination of fixed-rate residential mortgage loans, although beginning in fiscal 2002 the Bank has attempted to increase its origination of adjustable-rate mortgage loans. Of the $219.9 million loans originated in fiscal 2002, $161.2 million had fixed rates of interest.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE:  9
================================================================================


MAINTAINING APPROPRIATE LEVELS OF LIQUID INVESTMENTS AND ADJUSTABLE-RATE SECURITIES. Because the Bank has historically emphasized the origination of fixed rate residential mortgage loans, it has sought to manage its interest rate risk by maintaining other assets in liquid investments and adjustable rate securities. In order to be better positioned to redeploy assets profitably in a rising interest rate environment, management has determined to invest a significant portion of its assets in liquid investments. At June 30, 2002, its securities portfolio totaled $143.8 million, or 22.1% of total assets, all of which are classified as available for sale. The Bank maintains a portion of its assets in U.S. Government and agency securities and other interest-earning assets, consisting of federal funds sold and other overnight deposits. At June 30, 2002, U.S. Government and agency securities due in five years or less totaled $11.2 million, and total cash and cash equivalents (consisting of federal funds sold, overnight deposits and cash and due from banks) totaled $42.0 million, or 6.5% of its assets. In addition, $75.8 million, or 74.6%, of its mortgage-backed securities portfolio had adjustable rates of interest.

MAINTAINING ASSET QUALITY. The Bank's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by Ginnie Mae, Freddie Mac and Fannie Mae and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank's ratio of nonperforming assets to total assets was 0.15%, 0.14% and 0.20% at June 30, 2002, March 31, 2002 and March 31, 2001, respectively.

EXPANDING THE BANK'S MARKET PRESENCE. Since the Bank's mutual holding company reorganization in 1998 it has sought to expand its presence in its market area and the contiguous areas. At the time of its mutual holding company reorganization, it operated from its main office in Mamaroneck and two branches, all of which were located in Southern Westchester County. A principal component of the Bank's branch expansion has been to identify attractive locations for opening new branches that either complement its existing operations or provide access to new customers within its market area. Since the reorganization, the Bank has expanded its branch network through the acquisition of Peekskill Financial Corporation and its wholly-owned subsidiary, First Federal Savings Bank, and a controlled strategy of opening new branches. The Bank's acquisition of Peekskill Financial Corporation added three branches in Northern Westchester County.

CONVERSION VALUATION APPRAISAL REPORT                                   PAGE: 10
================================================================================


The Bank has opened new branch offices in Westchester and Rockland Counties, New York and in Fairfield County, Connecticut. As a consequence of its efforts, the Bank has grown to ten branch locations as of July 2002, and has expanded its market area to include Rockland and Fairfield Counties. The Bank intends to continue to expand its branch franchise in a prudent and disciplined manner. The Bank expects to open one branch per year over the next five years. However, it has no existing commitments to use any of the net proceeds from this offering for branch expansion.


  -------------------------------------
               COMPETITION
  -------------------------------------

Sound Federal Savings has significant competition in originating loans from savings and loan associations, savings banks, mortgage banking companies, insurance companies and commercial banks, many of which have greater financial and marketing resources than Sound Federal Savings. Sound Federal Savings also faces significant competition in attracting deposits from savings and loan associations, savings banks, commercial banks and credit unions. Sound Federal Savings faces additional competition for deposits from common stock mutual funds, money market funds and other corporate and government securities funds, and from other financial service providers such as brokerage firms and insurance companies.

Sound Federal Savings attracts and retains deposits by offering personalized service, convenient office locations and competitive interest rates. Loan originations are obtained primarily through (i) direct contacts by employees with individuals, businesses and attorneys in Sound Federal Savings' community,
(ii) mortgage brokers, (iii) personalized service that Sound Federal Savings provides borrowers and (iv) competitive pricing. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that management cannot readily predict.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  11
================================================================================


As of June 30, 2001, the latest date for which deposit market share information is available, Sound Federal Savings had deposits of $426.3 million in Westchester County. These deposits represented 2.1% of all bank and thrift deposits in Westchester County as of that date, making Sound Federal Savings the ninth largest financial institution out of 30 financial institutions in terms of deposits in that county. As of June 30, 2001, the Bank had deposits of $17.0 million in Rockland County, representing 0.3% of all bank and thrift deposits in Rockland County as of that date, making us the 30th largest financial institution out of 30 financial institutions in terms of deposits in that county. As of June 30, 2001, the Bank had deposits of $39.1 million in Fairfield County. These deposits represented 0.2% of all bank and thrift deposits in Fairfield County as of that date, making us the 23rd largest financial institution out of 30 financial institutions in terms of deposits in that county.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  12
================================================================================


  -------------------------------------
             BALANCE SHEET TRENDS
  -------------------------------------

From March 31, 1998 to June 30, 2002, the Bank's balance sheet has increased from $254.7 million to $651.5 million, or $396.8 million. Equity has also increased 100.06% from $31.9 million at March 31, 1998 to $63.8 million at June 30, 2002. The equity to assets ratio is currently 9.80%.

                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART



                                 [GRAPH OMMITED]

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CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  13
================================================================================


The following tables set forth certain information concerning the financial position of the Bank along with selected ratios at the dates indicated.

                        FIGURE 3 - KEY BALANCE SHEET DATA



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  14
================================================================================


  -------------------------------------
              LOAN PORTFOLIO
  -------------------------------------

The Bank's loan portfolio has increased by $308.9 million or 240.25% from March 31, 1998 to June 30, 2002. The Bank's net loan to asset ratio was 67.14% at June 30, 2002.

                      FIGURE 5 - NET LOANS RECEIVABLE CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  15
================================================================================


The majority of the Bank's loan portfolio is composed of residential 1-4 family loans. However, the Bank does offer an array of other loan products.

                  FIGURE 6 - LOAN MIX AS OF JUNE 30, 2002 CHART



                               [ GRAPH OMMITED ]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  16
================================================================================


Since March 31, 1998, the Bank's loan mix has begun to decrease the dependence on 1-4 family residential mortgage loans. Commercial real estate loans grew from 2.9% of the portfolio to 6.8%. Home equity lines of credit grew from 10.1% of the portfolio to 10.5% of the portfolio, while multifamily loans have increased from 0.3% to 1.5% of the portfolio.

                               FIGURE 7 - LOAN MIX



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  17
================================================================================


  -------------------------------------
                SECURITIES
  -------------------------------------

The Bank's security portfolio has increased from $98.0 million at March 31, 2000, to $143.8 million at June 30, 2002. The portfolio mix has shifted toward MBS.

                           FIGURE 8 - SECURITIES CHART



                                 [GRAPH OMMITED]


Note: Securities classified as available-for-sale are shown at fair value while securities held to maturity are shown at amortized cost.
Source: Offering Prospectus

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  18
================================================================================


  -------------------------------------
         INVESTMENTS AND MORTGAGE-
            BACKED SECURITIES
  -------------------------------------

      The Bank has changed its securities portfolio to include only securities available for sale as of March 31, 2002. U.S. government agency securities have declined, while the total securities portfolio grew.

                            FIGURE 9 - INVESTMENT MIX



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  19
================================================================================


  -------------------------------------
               ASSET QUALITY
  -------------------------------------

The Bank's nonperforming loans decreased each year, both on a dollar basis and on a percentage of assets basis, between March 31, 1998 and March 31, 2002. As shown in the figure below, the Bank has resolved most of its nonperforming assets. However, a slight increase in nonperforming loans is seen in the quarter ended June 30, 2002. As a percentage of assets, nonperforming assets decreased from 0.82% at March 31, 1998, to 0.14%, at March 31, 2002.

                     FIGURE 10 - NON-PERFORMING ASSETS CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  20
================================================================================


The Bank's nonperforming loan to loans ratio was 0.22% at June 30, 2002. Additionally, nonperforming assets as a percentage of total assets was 0.15% at the same date.

                        FIGURE 11 - NON-PERFORMING ASSETS



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  21
================================================================================


The Bank's allowance for loan and lease losses has increased from $984 thousand at March 31, 1998, to $2.3 million at June 30, 2002. The ALLL to net loans receivable ratio decreased from 0.75% at March 31, 1998 to 0.52% at June 30, 2002.

         FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  22
================================================================================


  -------------------------------------
             FUNDING COMPOSITION
  -------------------------------------

Overall, deposits have increased from $275.8 million at March 31, 2000 to $544.6 million at June 30, 2002, or 97.49%. The Bank has increased borrowings to $35.1 million, which equals 5.39% of total assets.

                  FIGURE 13 - DEPOSIT AND BORROWING TREND CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  23
================================================================================


The Bank's deposit mix is presented below. Time deposits comprised 56.23% of the deposit mix at June 30, 2002. The mix has remained fairly stable since June 30, 2000.

                             FIGURE 14 - DEPOSIT MIX



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  24
================================================================================


  -------------------------------------
        ASSET/LIABILITY MANAGEMENT
  -------------------------------------

The following chart illustrates the Bank's net portfolio value ("NPV") ratio at June 30, 2002, as calculated by the OTS. At +300 basis points the Bank's net portfolio value falls $33.0 million. Furthermore, the Bank's sensitivity measure at +200 basis points is greater than 2,500 basis points. The capital infusion should improve the Bank's interest rate risk position.

                         FIGURE 15 - NET PORTFOLIO VALUE



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  25
================================================================================


  -------------------------------------
          NET WORTH AND CAPITAL
  -------------------------------------

At June 30, 2002, the Bank had capital well in excess of the minimum requirements for all regulatory capital requirements. The table below only accounts for the capital held at the bank level and does not account for the capital at the mid-tier and the MHC.

                     FIGURE 16 - REGULATORY CAPITAL ADEQUACY



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  26
================================================================================


  -------------------------------------
        INCOME AND EXPENSE TRENDS
  -------------------------------------

The Bank's annualized net income for the three months ended June 30, 2002, of $8.6 million, was above the net income for the twelve month period ended March 31, 2002 of $5.8 million. The net income has continually increased since the year ended March 31, 1999.

                          FIGURE 17 - NET INCOME CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  27
================================================================================


Interest rate spread and margin increased for the three month period ended June 30, 2002 when compared to the same three month period in 2001. The earning assets/costing liabilities ratio increased from 105% for the three months ended June 30, 2001 to 107% for the three months ended June 30, 2002.

                      FIGURE 18 - AVERAGE YIELDS AND COSTS



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  28
================================================================================


Spread and margin have increased since the year ended March 31, 2001. For the year ended March 31, 2002, the Bank's spread and margin were 3.31% and 3.51%, respectively.

                       FIGURE 19 - SPREAD AND MARGIN CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  29
================================================================================


The Bank's net income for the three month period ended June 30, 2002 was $2.2 million, which was a $1.0 million increase from the $1.2 million net income for the three month period ended June 30, 2001. The increase in net income was primarily the result of a $2.3 million increase in net interest income.

                       FIGURE 20 - INCOME STATEMENT TRENDS



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  30
================================================================================


The Bank's ROAA and ROAE were 1.36% and 14.03%, respectively, for the three months ended June 30, 2002, which compares to 0.86% and 8.73%, respectively, for the three months ended June 30, 2001.

                      FIGURE 21 - PROFITABILITY TREND CHART



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  31
================================================================================


  -------------------------------------
              SUBSIDIARIES
  -------------------------------------

Sound Federal Savings has three active subsidiaries, Sound REIT, Inc., First Federal REIT, Inc. and Mamaroneck Advisors. In April 1999, Sound REIT, Inc. was incorporated as a special purpose real estate investment trust under New York law. First Federal REIT was also formed as a real estate investment trust by Peekskill Financial Corporation prior to its acquiring Peekskill Financial Corporation. Sound REIT, Inc. and First Federal REIT hold a portion of its mortgage-related assets.

In February 2001, Mamaroneck Advisors was incorporated as a New York corporation for the purpose of providing investment and insurance products to Sound Federal Savings' customers. For the year ended March 31, 2002, Mamaroneck Advisors had net income of $47,000. Mamaroneck Advisors did not have any meaningful operations in fiscal 2001.


  -------------------------------------
             LEGAL PROCEEDINGS
  -------------------------------------

The Bank is involved periodically in various claims and lawsuits that arise in connection with its financial services business. The Bank believes that these routine legal proceedings, in the aggregate, are not material to its financial condition and results of operations.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  32
================================================================================


3.    COMPARISONS WITH PUBLICLY TRADED THRIFTS

  -------------------------------------
               INTRODUCTION
  -------------------------------------

This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded thrifts. The Comparable Group ("Comparable Group") was selected from a universe of 250 public thrifts as of September 10, 2002. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, interest rate risk and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the to-be-issued common stock.

  -------------------------------------
             SELECTION SCREENS
  -------------------------------------


THE SELECTION SCREENS UTILIZED TO IDENTIFY POSSIBLE COMPARABLES FROM THE LIST OF 250 PUBLICLY TRADED THRIFTS AT SEPTEMBER 10, 2002 INCLUDED:


The utilization of the screens produced a list of 14 institutions, as shown in figure 38.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  33
================================================================================


                          FIGURE 38 - SCREENING RESULTS



                                 [GRAPH OMMITED]


FinPro recognized that Thistle Group Holdings, Co. was a second step and chose to eliminate it, as it would be considered in the second step analysis. As such, the comparable group consists of 13 remaining thrifts as shown in figure 39.


                          FIGURE 39 - COMPARABLE GROUP



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  34
================================================================================


  -------------------------------------
            SELECTION CRITERIA
  -------------------------------------

Excluded from the Comparable Group were institutions that were pending mergers or acquisitions along with companies whose prices appear to be distorted by speculative factors or unusual operating conditions. Also, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. Finally, all MHC's were eliminated.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank. After examining numerous potential screening criteria, the members of the Comparable Group were selected based primarily upon their size and geographic location.

As the following analysis delineates, the Comparable Group exhibits similar characteristics to the Bank.

1. ASSET SIZE       The Comparable Group should have a similar asset size to the
Bank. Similar sized institutions are appropriate for the peer group due to similar sized branch network, greater financial strength, access to diverse markets and capacity in terms of infrastructure. The Comparable Group ranged in size from $649.7 million to $1.142.8 billion in total assets with a median of $871.9 million. The Bank's asset size was $651.5 million as of June 30, 2002 and will be $702.0 million on a pro forma basis at the midpoint of the valuation range.

2. PROFITABILITY    The Comparable Group should have similar profitability
characteristics to the Bank. As such, the Comparable Group has a median ROAA of 0.84% and a median ROAE of 8.93% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.41% to a high of 1.29% while the ROAE measure ranged from a low of 5.88% to a high of 17.43%. The Bank had a ROAA of 1.36% and ROAE of 14.03% for the three month period ending June 30, 2002.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  35
================================================================================


3. CAPITAL LEVEL     The Comparable Group should have a capital level similar to the Bank's. Capital is important in that it is a determinant of asset size and regulatory rating. Institutions with capital in a similar range as the Bank were selected. The median equity to assets ratio for the Comparable Group was 8.38% with a high of 14.21% and a low of 5.14%. At June 30, 2002, the Bank had an equity to assets ratio of 9.80%. On a pro forma basis, at the midpoint the Bank would have an equity to assets ratio of 16.29%.

4. ASSET MIX         The asset mix is important in the selection criteria for
Comparables. At June 30, 2002, the Bank had a net loans to assets ratio of 67.50%. The median loan to asset ratio for the Comparables was 53.45%, ranging from a low of 33.01% to a high of 76.93%.

5. OPERATING STRATEGY        An institution's operating characteristics are
important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. DATE OF CONVERSION        Recent conversions, those completed after June 30,
2001, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  36
================================================================================


All data presented in Figure 40 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the prospectus or the audited financials.

                      FIGURE 40 - KEY FINANCIAL INDICATORS



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  37
================================================================================






                                 [GRAPH OMMITED]






Source:  The Bank Offering Prospectus, FinPro calculations and SNL Securities
Note: All of the Bank data is for the six months ended June 30, 2002, annualized where appropriate.
Note:  All of the Comparable data is as of the most recent quarter.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  38
================================================================================


4.  MARKET VALUE DETERMINATION

  -------------------------------------
             INTRODUCTION
  -------------------------------------


The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from a potential investor's viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

      o     Balance Sheet Strength

      o     Asset Quality

      o     Earnings Quality, Predictability and Growth

      o     Market Area

      o     Management

      o     Dividends

      o     Liquidity of the Issue

      o     Recent Regulatory Matters

      o     Market for Seasoned Thrift Stocks

      o     Acquisition Market

After identifying the adjustments that should be made to market value, the pro forma market value for the Bank is computed and adjusted. The estimated pro forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts and the aggregate ratios for all public thrifts.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  39
================================================================================


  -------------------------------------
         BALANCE SHEET STRENGTH
  -------------------------------------


The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 41 - KEY BALANCE SHEET DATA



                                 [GRAPH OMMITED]


      LIQUIDITY - The liquidity of the Bank and the Comparable Group are sufficient to meet all regulatory guidelines.

      ASSET COMPOSITION - The Bank's net loan to asset ratio of 67.50% is above the median of 53.45%, for the Comparable Group.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  40
================================================================================


      FUNDING MIX - The Bank had a stronger funding mix than the Comparable Group. The Bank's deposits to assets ratio was 83.60% and the borrowings to assets ratio was 5.37%. The Comparable Group's deposits to assets and borrowings to assets ratios were 69.05% and 23.01%, respectively.

      The following figure illustrates that the Bank's assets, loans and deposits have grown quicker than the Comparable Group has.

                      FIGURE 42 - BALANCE SHEET GROWTH DATA



                                 [GRAPH OMMITED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  41
================================================================================


                            FIGURE 43 - CAPITAL DATA



                                 [GRAPH OMMITED]


      CAPITALIZATION - The Comparable Group's median tangible equity to assets ratio of 8.38% is below the Bank's ratio of 7.82%. The Bank has less capital than the Comparable Group, but will have more after the second step conversion.

      INTANGIBLE LEVELS - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. The Comparable Group's median intangible assets to equity ratio of 3.34% is much lower than the Bank's 21.89%.

The Bank has a better asset and liability mix and has demonstrated the ability to grow loans and deposits at a quicker rate relative to the Comparable Group. As such, there should be an upward adjustment to the Comparable Group for this measure.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  42
================================================================================


  -------------------------------------
               ASSET QUALITY
  -------------------------------------

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans and levels of ALLL to assess the attractiveness of investing in the common stock of an institution.


                         FIGURE 44 - ASSET QUALITY TABLE



                                 [GRAPH OMMITED]




The Bank's nonperforming loans ("NPL") to total loans ratio of 0.22% is below the Comparable Group median of 0.34%. Offsetting this modest positive factor, the Bank's reserve level, at 0.52% of loans, is below the Comparable median of 1.02%. As such, no adjustment is warranted for this measure.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  43
================================================================================


  -------------------------------------
           EARNINGS QUALITY,
       PREDICTABILITY AND GROWTH
  -------------------------------------

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

      o     net interest income

      o     loan loss provision

      o     noninterest income

      o     noninterest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on net interest income.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  44
================================================================================


The Bank's net income for the past year has steadily increased. For the past year, the Bank's income has increased from $1.2 million in June 2001 to $2.2 million in June 2002.


                          FIGURE 45 - NET INCOME CHART



                                 [GRAPH OMITTED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  45
================================================================================


The Bank's ROAA and ROAE demonstrate strength when compared to the Comparable Group. The Bank's ROAA and ROAE were 1.36% and 14.03%, respectively. These ratios are above the Comparable Group median for both measures. It is anticipated that the bank's ROA and ROE will decrease after the second step, trending more toward the Comparable Group.


                         FIGURE 46 - PROFITABILITY DATA



                                 [GRAPH OMITTED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  46
================================================================================


                        FIGURE 47 - INCOME STATEMENT DATA



                                 [GRAPH OMITTED]


The Bank's yield on average assets is 33 bps higher than the Comparable AVERAGE. Additionally, the Bank's cost of funds is 81 bps lower than the Comparable Group AVERAGE. Partially offsetting this spread advantage, the Bank's noninterest income is below the Comparable Group AVERAGE, while the Bank's noninterest expense is below the Comparable AVERAGE. Overall, the Bank's efficiency ratio is 17.25% lower than the Comparable AVERAGE.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Based on the Bank's historical earnings performance, an upward adjustment is warranted to the market value for earnings.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  47
================================================================================


  -------------------------------------
               MARKET AREA
  -------------------------------------

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Specifics on the Bank's market were delineated in Section 2 - Market Area Analysis. The following are discussions with respect to the various data sets utilized for the market analysis.

All of the Bank's ten current markets have experienced population growth. Eight of these markets have grown more than 6.00% between 1990 and 2001. Six of these markets have grown more quickly than the market total at 9.27%. Household income in three of the ten markets is above the market average.

The average branch size in the Bank's markets range from $55.5 million to $117.7 million. Five of the Bank's ten markets have grown in excess of 20% between 1997 and 2001.

When comparing Sound's markets to the Comparable groups' markets:

      o Sound's population and households have grown and are expected to grow more rapidly than their respective comparable medians.

      o Sound's median household income and per capita income for both 2001 and estimated for 2006 is higher than the Comparable medians.

      o Sound's average branch size is higher than the Comparable Group median in West Chester and Fairfield Counties, but lower in Rockland County.

Based on these considerations a modest upward adjustment is warranted for this factor.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  48
================================================================================


  -------------------------------------
               MANAGEMENT
  -------------------------------------


The Bank has developed a good management team with considerable banking experience and length of service with the Bank. The Bank's organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  49
================================================================================


  -------------------------------------
                DIVIDENDS
  -------------------------------------


                           FIGURE 50 - DIVIDENDS DATA



                                 [GRAPH OMITTED]


All thirteen of the Comparable institutions have declared dividends. The median dividend payout ratio for the Comparable Group was 33.15%, ranging from a high of 71.29% to a low of 30.21%. The Bank's dividend payout ratio was 19.58%, which is below the Comparable Group median. The Bank states in the offering circular that it intends to continue cash dividends, at a level equal to $.20 per share per year.

The Bank will have the capital levels to afford to pay dividends and has a history of paying dividends. As such, no adjustment is warranted.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  50
================================================================================


  -------------------------------------
         LIQUIDITY OF THE ISSUE
  -------------------------------------


The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 51 - MARKET CAPITALIZATION DATA



                                 [GRAPH OMITTED]


The market capitalization values of the Comparable Group range from a low of $57.19 million to a high of $283.62 million with a median market capitalization of $81.6 million. The Bank expects to have $100.0 million of market capital at the midpoint of the estimated value range on a pro forma basis.

The Bank's market capitalization will be higher than the Comparable Group's. As such, it will have enough market capitalization on an absolute basis to prove adequate.

Based on the comparison with the Comparable Group and the above data, no adjustment appears warranted.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  51
================================================================================


  -------------------------------------
        RECENT REGULATORY MATTERS
  -------------------------------------

Regulatory matters influence the market for thrift conversions. Much of the recent regulatory activity has centered on limiting the availability of capital market alternatives available to recently converted institutions. The major limitation is discouraging capital redistribution.

In a recently issued revised ruling, the OTS loosened the repurchase limitations for newly converted institutions. Under the interim ruling, the OTS has capped the amount of buybacks that a newly converted institution can repurchase to 5% within one year of converting, but removes restrictions thereafter.

No adjustment for this measure is warranted as both the Bank and the Comparable Group are subject to the same regulatory environment.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  52
================================================================================


  -------------------------------------
       MARKET FOR SEASONED THRIFT
                 STOCKS
  -------------------------------------


Trading multiple data for all public thrifts as of August 30, 2002 is provided in Exhibit 8. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following pages:

                       FIGURE 52 - SNL THRIFT INDEX CHART



                                 [GRAPH OMITTED]


As the chart above shows, the market for thrift stocks, as measured by the SNL Thrift Index, has increased since 1992.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  53
================================================================================


                           FIGURE 53 - EQUITY INDICES



                                 [GRAPH OMITTED]


Although the Dow Jones Industrial Average saw a dramatic decline in July of 2002, the S&P 500 and SNL Thrift have only decreased a small percentage of this decline. Historically. The SNL Thrift Index has been below the S&P 500. Most recently, the SNL Thrift Index has moved above the S&P 500.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  54
================================================================================


                          FIGURE 54 - HISTORICAL RATES



                                 [GRAPH OMITTED]


As the Figures 53 and 54 demonstrate, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index.

As the chart above illustrates, thrift prices move inversely to interest rates. As we are at a significant low in interest rates, the thrift prices are oppositely at a high. In other words the thrift prices maybe over inflated. As the SNL Thrift Index is now above the S&P 500, one of two scenarios is likely. Either the S&P Index has to fall or the S&P Index has to rise.

As such, a slight downward adjustment for this measure is warranted.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  55
================================================================================


  -------------------------------------
           ACQUISITION MARKET
  -------------------------------------


The following chart illustrates that acquisitions have dwindled.

                 FIGURE 55 - DEALS FOR LAST TWENTY TWO QUARTERS



                                 [GRAPH OMITTED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  56
================================================================================


Deal multiples have increased between 2000 and 2002, with the exception of the similar size deals, which has mixed results.

                           FIGURE 56 - DEAL MULTIPLES



                                 [GRAPH OMITTED]


As the bank can not immediately sell itself, by definition the stock price of the Bank does not contain any take over speculation in their prices. Since the Comparable Group was screened to eliminate any institution with take over speculation in their stock, no adjustment is warranted for this factor.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  57
================================================================================


  -------------------------------------
          ADJUSTMENTS TO VALUE
  -------------------------------------


Overall, FinPro believes that the Bank's pro forma market value should be adjusted relative to the Comparable Group, reflecting the following adjustments.


Key Valuation Parameters                         Valuation Adjustment
--------------------------------------------------------------------------------

Balance Sheet Strength                           Upward Adjustment

Asset Quality                                    No Adjustment

Earnings Quality, Predictability and Growth      Upward Adjustment

Market Area                                      Modest Upward Adjustment

Management                                       No Adjustment

Dividends                                        No Adjustment

Liquidity of the Issue                           No Adjustment

Recent Regulatory Matters                        No Adjustment

Market for Seasoned Thrift Stocks                Slight Downward

Acquisition Market                               No Adjustment

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  58
================================================================================


5.    OTHER ADJUSTMENTS

  -------------------------------------
           INTEREST RATE RISK
  -------------------------------------

As a result of the recent rise in interest rates, coupled with the regulatory scrutiny of institutions regarding asset/liability management, the level of interest rate risk in an institution's balance sheet could cause significant changes in that institutions level of income. As such, adjustments to the multiples should be made based on the level of interest rate risk.

The following figure, as prepared by the OTS, measures an institutions level of interest rate risk by plotting the post shock NPV Ratio at +/- 200 basis points against the interest rate sensitivity measure at +/- 200 basis points. The grid provides four levels of risk ranging from "Minimum Risk" to "Moderate Risk" to "Significant Risk" to "High Risk", with "High Risk" being the most risk and "Minimum Risk" being the least risk.

            FIGURE 57 - INTEREST RATE RISK GUIDELINES FOR OTS THRIFTS



                                 [GRAPH OMITTED]


Based on the June 30, 2002 results, the Bank would be classified as "Moderate Risk". Although the additional capital should improve the Bank's position by increasing the Bank's NPV ratio, all other things remaining constant, the Bank's market value should have no adjustment for its interest rate profile.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  59
================================================================================


  -------------------------------------
         SECOND STEP CONVERSIONS
  -------------------------------------


As the Bank is undergoing a second step conversion, it should be compared to institutions that have recently undertaken second step conversions. The following table illustrates that second steps are trading at a premium to the industry on an earnings basis, but in-line with the industry on a tangible book basis and on an earnings basis.

                    FIGURE 58 - SECOND STEP TRADING MULTIPLES



                                 [GRAPH OMITTED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  60
================================================================================


  -------------------------------------
         SUBSCRIPTION INTEREST
  -------------------------------------


                   FIGURE 59 - RECENT SECOND STEP CONVERSIONS



                                 [GRAPH OMITTED]


Of the seven second-step conversions completed since 2000, six experienced a price increase on their first day of trading, but none have experienced a price increase greater than 25%. As Second step conversions have historically been priced at considerable premiums to similar time frame standard conversions, there has been little room for interest price appreciation.

The lackluster performance of recent second step conversions is offset by the premium that older second steps enjoy relative to the market. As such, no adjustment is warranted for this factor.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  61
================================================================================


           FIGURE 60 - STANDARD CONVERSION PRO FORMA PRICING MULTIPLES






                                 [GRAPH OMITTED]

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  62
================================================================================


               FIGURE 61 - RECENT STANDARD CONVERSION PERFORMANCE






                                 [GRAPH OMITTED]





As the prior two tables highlight, recent standard conversions have experienced a greater after-market increase than second step conversions. Since the Bank is undergoing a second step conversion and not a standard conversion, no adjustment is warranted for this factor.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  63
================================================================================


  -------------------------------------
               OFFERING SIZE
  -------------------------------------

The amount of market capitalization, affects the pricing of an institution as small cap companies suffer from weak liquidity, limited research and press coverage, limited resources and the lack of economies of scale. The following figure illustrates that there is a clear correlation between the amount of market capitalization and the price to book and price to tangible book multiples. In fact, the largest segment trades at over a 100% premium to the smallest segment on a price to tangible book multiple. The price to earnings multiple offered mixed results.

             FIGURE 62 - INDUSTRY MULTIPLES BY MARKET CAPITALIZATION



                                [GRAPH OMITTED]


As the Bank is expected to have market capitalization of $100.0 million, or approximately the low end of the second largest segment, there is no adjustment warranted.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  64
================================================================================


  -------------------------------------
                NEW YORK
  -------------------------------------


The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations. Furthermore, many investors like to invest in local organizations that can be easily followed through the local newspapers and "word-of-mouth", and the sophistication and financial resources vary from state to state.

The following figure clearly illustrates that fully converted New York thrifts trade at higher multiples relative to the national levels.

                  FIGURE 63 - NEW YORK RELATIVE TO THE INDUSTRY



                                 [GRAPH OMITTED]



Based on the higher trading multiples of other fully converted New York thrifts relative to the national levels, an upward adjustment is warranted.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  65
================================================================================


  -------------------------------------
            ADJUSTMENTS TO VALUE
  -------------------------------------


Overall, FinPro believes that the Bank's pro forma market value should be adjusted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                       Valuation Adjustment
--------------------------------------------------------------------------------

Interest Rate Risk                             No Adjustment

Second Step Conversions                        No Adjustment

Subscription interest                          No Adjustment

Offering Size                                  No Adjustment

State                                          Upward Adjustment

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  66
================================================================================

6.  VALUATION


  -------------------------------------
           VALUATION APPROACH
  -------------------------------------

In appraising the pro forma market value of the Bank, FinPro began by applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include:

      o     Price to earnings ("P/E")

      o     Price to tangible book value ("P/TB")

      o     Price to book value ("P/B")

      o     Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. FinPro targeted the pricing multiple of the Comparable Group and adjusted for the fundamentals discussed in section four.

Based upon the OTS proposed ruling for thrift conversions, a greater emphasis was placed on earnings rather than the other factors. Specifically, the OTS has required the business plan filed as part of the conversion ". . . should demonstrate the ability to realize a reasonable return on equity." The proposed ruling also states that the "OTS recognizes that investor requirements vary with time and market conditions . . ." The proposed rule goes on the say: "Generally, returns should be considered in relation to trends for publicly-traded thrift and bank stocks, broader equity market returns, and the general level of interest rates. At a minimum, the projected return on equity should exceed, by a margin reflecting relative investment risk, the institution's rates on long term certificates of deposits." These statements suggest that the OTS understands the importance of earnings going forward.

In a second step, the appraisal must equally weigh the fairness of the value to both the existing minority shareholders, as well as new equity investors. These interests are at odds as the existing shareholders desire a higher value and thus a higher exchange ratio, while the new equity investors desire a lower value. This valuation gave equal weight to both the existing minority shareholders and the new investors.

FinPro's estimated value range was designed to provide standard conversion pricing toward the low end of the range, while accounting for the exchange of the minority shareholders at the high end of the range.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  67
================================================================================


Sound Federal Bancorp (MHC) closed at $27.10 per share on September 10, 2002. This would equal an exchange ratio of 2.71, which is between the maximum and the supermaximum of the estimated value range. If the offering were to close with an exchange ratio below 2.71, existing shareholders could see their value diluted. However, the second step would benefit the minority shareholders in the form of increased liquidity, the addition of an exit strategy and book value accretion.

With this estimated value range, FinPro will let the market decide whether the Bank should be priced closer to standard conversions at the low end of the range or closer to the exchange value at the high end of the range.

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint is estimated to be $100,000,000. Based upon a range below and above the midpoint value, the relative values are $85,000,000 at the minimum and $115,000,000 at the maximum respectively. At the supermaximum of the range, the offering value would be $132,250,000.

This equates to exchange ratios of 1.7782, 2.092, 2.4058, and 2.7667 at the minimum, midpoint, maximum and supermaximum, respectively. As such, the Bank would raise gross proceeds of $85,000,000, $100,000,000, $115,000,000 and
$132,250,000 at the minimum, midpoint, maximum and supermaximum of the EVR, respectively.

At the various levels of the estimated value range, the offering would result in the following offering data:

                      FIGURE 64 - VALUE RANGE OFFERING DATA



                                 [GRAPH OMITTED]

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CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  68
================================================================================


                      FIGURE 65 - VALUE RANGE OFFERING DATA



                                 [GRAPH OMITTED]



    FIGURE 66 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT



                                 [GRAPH OMITTED]


As Figure 66 demonstrates, the Bank is priced at a discount of 15.32% on a core earnings basis. A discount of 19.77% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.


  FIGURE 67 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPERMAXIMUM



                                 [GRAPH OMITTED]


As Figure 67 shows, at the supermaximum of the range the Bank is priced at a premium of 8.26% on a core earnings basis. A modest discount of 8.88% is applied to the Bank relative to the Comparable Group on a price to tangible book basis. This data clearly shows that the Bank is fully priced on an earnings basis at the upper end of the EVR.

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  69
================================================================================


As Figure 68 shows, the Bank at the midpoint is priced at a 21.17% premium to second steps on a price to earnings basis and an 8.18% premium on a tangible book basis.

  FIGURE 68 - RECENT SECOND STEP CONVERSION TRADING MULTIPLES TO THE BANK'S PRO
                                 FORMA MIDPOINT



                                 [GRAPH OMITTED]


As Figure 69 shows, the Bank at the midpoint is priced at a 7.70% discount to pending second steps on a price to earnings basis and a 1.19% premium on a tangible book basis.

 FIGURE 69 - PENDING SECOND STEP CONVERSION TRADING MULTIPLES TO THE BANK'S PRO
                                 FORMA MIDPOINT



                                 [GRAPH OMITTED]


As Figure 70 shows, the Bank at the midpoint is priced at a 40.09% discount to recent standard conversions on a price to earnings basis and a 16.29% premium on a tangible book basis.

   FIGURE 70 - RECENT STANDARD CONVERSION TRADING MULTIPLES TO THE BANK'S PRO
                                 FORMA MIDPOINT



                                 [GRAPH OMITTED]


The valuation range proposed by FinPro takes each of these premiums and discounts into consideration. The range appears to be fully priced on an earnings basis but allows the market to ascertain the balance between the existing shareholders (who hope for a close at the high end of the range) and the new shareholders (who hope for a close at the low end of the range).

CONVERSION VALUATION APPRAISAL REPORT                                  PAGE:  70
================================================================================


  -------------------------------------
          VALUATION CONCLUSION
  -------------------------------------

It is, therefore, our opinion that as of September 10, 2002, the estimated pro forma market value of the Bank in a full offering was $85,000,000 at the midpoint of a range with a minimum of $100,000,000 to a maximum of $115,000,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $132,250,000. The stock will be issued at $10.00 per share. At the midpoint of the EVR, 4,116,600 shares will be exchanged and 5,883,400 conversion shares will be issued based on an exchange ratio of 2.0920.

              FIGURE 71 - DETAILS ON THE ESTIMATED VALUATION RANGE



                                 [GRAPH OMITTED]


Pro forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, New York public thrifts and second step conversions are shown in
Exhibit 11.